As filed with the Securities and Exchange Commission on May 8, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GATX Corporation

(Exact name of registrant as specified in its charter)

New York	36-1124040
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

233 S. Wacker Drive

Chicago, Illinois 60606-7147

(Address of principal executive offices)

GATX Corporation Amended and Restated 2012 Incentive Award Plan

(full title of the plan)

Brian L. Glassberg

Executive Vice President, General Counsel and Secretary

GATX Corporation

233 S. Wacker Drive

Chicago, Illinois 60606-7147

(312) 621-6200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Cathy A. Birkeland, Esq.

Scott W. Westhoff, Esq.

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

(312) 876-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

GATX Corporation (the “Company”) previously registered an aggregate of 7,000,000 shares of its common stock, par value $0.625 per share (the “Common Stock”) issuable under the GATX Corporation Amended and Restated 2012 Incentive Award Plan (the “Existing Plan”). On February 18, 2026, the Company’s Board of Directors adopted an amendment and restatement of the Existing Plan (as so amended and restated, the “Restated Plan”) and increased the number of shares of Common Stock available for issuance under the Restated Plan from 7,000,000 to 8,300,000, which the Company’s shareholders approved on April 24, 2026. This Registration Statement is being filed pursuant to General Instruction E to Form S-8 to register such additional shares of Common Stock which may be issued under the Restated Plan.

The contents of the (i) the registration statement on Form S-8 (File No. 333-182219) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on June 19, 2012 covering 3,500,000 shares of Common Stock for issuance under the Existing Plan (the “2012 Registration Statement) and (ii) the registration statement on Form S-8 (File No. 333-219346) filed by the Company with the Commission on July 19, 2017 covering an additional 3,500,000 shares of Common Stock for issuance under the Existing Plan (the “2017 Registration Statement” and, together, the “Prior Registration Statements”) are hereby incorporated by reference into this Registration Statement to the extent not modified or superseded by the 2017 Registration Statement, with respect to the 2012 Registration Statement, or by any information included herein or by any subsequently filed document that is incorporated by reference in this Registration Statement or the Prior Registration Statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which have heretofore been filed by the Company with the Commission, are incorporated by reference herein:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025;

•	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026;

•

The portions of the Company’s Definitive Proxy Statement on Schedule 14A for the 2026 Annual Meeting of Shareholders that are incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025;

•	The Company’s Current Reports on Form 8-K filed on January 5, 2026 (as amended by the Form 8-K/A filed on March 3, 2026), March 16, 2026, and April 28, 2026; and

•	The description of the Company’s common stock contained in Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items) and prior to the filing of a post-effective amendment to this

Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not required to be filed with this Registration Statement.

Item 5. Interests of Named Experts and Counsel

Not required to be filed with this Registration Statement.

Item 6. Indemnification of Directors and Officers

Not required to be filed with this Registration Statement.

Item 7. Exemption from Registration Claimed

Not required to be filed with this Registration Statement.

Item 8. Exhibits

Exhibit Number	Description of Exhibit

4.1	Restated Certificate of Incorporation of GATX Corporation (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on October 31, 2013 and incorporated herein by reference).

4.2	Amended and Restated By-laws of GATX Corporation (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 1, 2022 and incorporated herein by reference).

4.3	The GATX Corporation Amended and Restated 2012 Incentive Award Plan (filed as Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on April 28, 2026 and incorporated herein by reference).

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of KPMG LLP.

24.1*	Power of Attorney (included in the signature page hereto).

107*	Filing Fee Calculation.

*	Filed herewith.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, state of Illinois, on May 8, 2026.

GATX CORPORATION

By:	/s/ Brian L. Glassberg
Brian L. Glassberg
Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert C. Lyons, Thomas A. Ellman and Brian L. Glassberg, and each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert C. Lyons Robert C. Lyons	President, Chief Executive Officer and Director (Principal Executive Officer)	May 8, 2026

/s/ Thomas A. Ellman Thomas A. Ellman	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 8, 2026

/s/ Jennifer M. McManus Jennifer M. McManus	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	May 8, 2026

/s/ Diane M. Aigotti Diane M. Aigotti	Director	May 8, 2026

/s/ Anne L. Arvia Anne L. Arvia	Director	May 8, 2026

/s/ Shelley J. Bausch Shelley J. Bausch	Director	May 8, 2026

/s/ John M. Holmes John M. Holmes	Director	May 8, 2026

/s/ James B. Ream James B. Ream	Director	May 8, 2026

/s/ Adam L. Stanley Adam L. Stanley	Director	May 8, 2026

Signature	Title	Date

/s/ Robert S. Wetherbee Robert S. Wetherbee	Director	May 8, 2026

/s/ Paul G. Yovovich Paul G. Yovovich	Director	May 8, 2026